EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and entered into as of this date by and between In-House Rehab, Inc., a Kentucky corporation ("Corporation"), and
Robert J. Babine ("Employee").

WHEREAS, Corporation and Employee desire that the term of this Agreement begin on February 1, 1996 ("Effective Date").

WHEREAS, Corporation desires to employ Employee as Vice President & Chief Financial Officer, and Employee is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Duties. During the term of this Agreement, Employee agrees to be employed by and to serve Corporation as Chief Financial Officer and Vice President, and Corporation agrees to employ and retain Employee in such capacities. Employee shall devote a substantial portion of his business time, energy, and skill to the affairs of the Corporation as Employee shall report to the Corporation's President, and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Vice President and Chief Financial Officer, as such duties are outlined in Appendix A hereto.

Section 2.    Term of Employment.

2.1 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

         2.1.1 "Termination For Cause" shall mean termination by Corporation of
Employee's employment by Corporation by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Corporation or by reason of Employee's willful material breach of this Agreement which has resulted in material injury to Corporation, or continuance of failure by the Employee to perform his duties in compliance with this Agreement after written notice to the Employee by the Board of Directors specifying such failure, provided that such "cause" shall have been found by a majority vote of the members of the Board of Directors of the Corporation other than Employee.

         2.1.2 "Termination Other Than For Cause" shall mean termination by Corporation of Employee's employment by Corporation (other than in a Termination for Cause) and shall include constructive termination of Employee's employment by reason of material breach of this Agreement by Corporation, such constructive termination to be effective upon notice from Employee to Corporation of such constructive termination.

         2.1.3 Voluntary Termination" shall mean termination by Employee of Employee's employment by Corporation other than (i) constrictive termination as described in subsection 2.1(b), (ii) "Termination Upon a Change in Control," and
(iii) termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

         2.1.4 "Termination Upon a Change in Control" shall mean a termination by Employee of Employee's employment with Corporation within 120 days following a "Change in Control."

         2.1.5 "Change in Control" shall mean (i) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Corporation's outstanding securities, unless a majority of the "Con-tinuing Directors" approves the acquisition not later than ten (10) business days after Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's Board of Directors are not "Continuing Directors."

         2.1.6 "Continuing Directors" shall mean, as of any date of determina-tion, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors as of the date hereof, (ii) has been a member of that
Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of a majority of the Continuing Directors who were members of the Board at the time of such nomina-tion or election or at least three Continuing Directors.

2.2 Initial Term. The term of employment of Employee by Corporation shall be for a period of three (3) years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Section. At any time prior to the expiration of the Initial Term, Corporation and Employee may by mutual written agreement extend Employee's employment under the terms of this Agreement for such additional periods as they may agree.

2.3 Termination For Cause. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension play or profit sharing plan benefits which will be paid in accordance with the applicable plan), any bene-fits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including with-out limitation, severance compensation.

2.4 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full ex-tent of Employee's rights under such plans (including accelerated vesting, if any, of awards granted to Employee under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termina-tion, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

2.5 Termination by Reason of Disability. If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than twelve (12) consecutive months, Corporation shall have the right to terminate Employee's employment hereunder by written notification to Employee and payment to Employee of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6 Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a particip-ant to the full extent of Employee's rights under such plans, accrued vaca-tion pay and any appropriate business expenses incurred by Employee in con-nection with his duties hereunder, all to the date of termination. The Em-ployee's estate shall not be paid any other compensation, including without limitation, severance compensation.

2.7 Voluntary Termination. In the event of a Voluntary Termination, Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.8 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in ac-cordance with the applicable plan), any benefits under any plans of the Cor-poration in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting, if any, of any awards granted to Employee under Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimburse-ment of any kind.

2.9 Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Employee of such termination. Employee may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Corporation of such termination.

Section 3.    Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Employee a "Base Salary" for the twelve (12) calendar months beginning the Effective Date at the rate of $100,000.00 per annum payable in twenty-six equal, bi-weekly installments of $3846.15. Em-ployee's Base Salary shall be reviewed annually by the Compensation Commit-tee of the Board of Directors ("Compensation Committee"), and the Base Salary for each year (or portion thereof) beginning January 1, 1997 shall be deter-mined by the Compensation Committee which shall authorize an increase in Em-ployee's Base Salary for such year in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as report in the "Consumer Price Index, Seattle, Washington, All Items," published by the U.S. Department of Labor (using January 1, 1996 as the base date for com-putation).

3.2 Bonuses. Employee shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of Employee's performance during such year. All such bonuses shall be reviewed annually by the Compensation Committee.

3.3 Additional Benefits. During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

         3.3.1 Employee Benefits. Employee shall be eligible to participate in such of Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, Corporation's Stock Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Employee's employment with the Corporation will be deemed to have commenced on September 30, 1994.

         3.3.2 Vacation. Employee shall be entitled to two (2) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

         3.3.3 Life Insurance. For the term of this Agreement and any extensions thereof, Corporation shall at its expense procure and keep in effect term life insurance on the life of Employee payable to the Estate of the Employee the minimum aggregate amount of Five Hundred Thousand ($500,000.00) dollars.

         3.3.4 Automobile Allowance. For the term of this agreement and any extensions thereof the corporation shall provide officer with an automobile. The maximum cost to the Corporation will be $6,000.00 per year.

         3.3.5 Reimbursement for Expenses. During the term of this Agreement,
Corporation shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement.

Section 4.    Severance Compensation.

4.1 Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Employee's employment is terminated in a Termination Upon a Change in Control, Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for the greater of the remaining portion of the Initial Term or twelve (12) months from the date of such termination provided, however, that if Employee is employed by a new employer during such period, the severance compensation payable to Employee during such period will be reduced by the amount of compensation that Employee actually receives from the new employer. However, Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section by seeking other employment or otherwise. Notwithstanding anything in this Section to the contrary, Employee may in Employee's sole discretion, by delivery of a notice to Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to this Section. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant. Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Corporation in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

         4.1.1  Purchase of Shares Held by Employee and Insurance Coverage.
In
the event Employee's employment is terminated in a Termination Upon a Change in
Control, the Corporation will also, be required to, at the sole option of the Employee, redeem a minimum of fifty percent (50%) of the Corporation stock, or any stock dividends thereof, owned by the Employee as of the Effective Date, that are owned by the employee at the date of severance. The price to be paid will be the market determined value at the close of business at the date of severance. If a public market has not been created, or is not in existence at the time of severance, then the price to be paid shall be the most recent share price obtained in any private offering of the Corporation shares of common stock. In the event Employee's employment is terminated in a Termination Upon a Change in Control, the Corporation will also provide family medical insurance consistent with coverages extended to other employ-ees until the Employee reaches the age of sixty five (65). The requirement that the Corporation purchase family medical insurance shall be excused during any period of subsequent employment where the new employer provides equal or better coverage.

4.2 Severance Compensation in the Event of a Termination Other Than for Cause. In the event Employee's employment is terminated in a Termination Other
Than for Cause, Employee shall be paid as severance compensation his Base
Salary
(at the rate payable at the time of such termination), for a period of the greater of the remaining portion of the Initial Term or twelve (12) months from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Employee is employed by a new employer during such period, the severance compensation payable to Employee during such period will be reduced by the amount of compensation that Employee is receiving from the new employer, officer is under no obligation to mitigate the amount owed to the officer pursuant to this Section by seeking employment or other Employee shall be entitled to an accelerated vesting of any awards granted to Employee under Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant.

         4.2.1 Purchase of Shares Held by Employee and Insurance Coverage. In the event Employee's employment is terminated in a Termination Other Than for Cause, the Corporation will also be required, at the sole option of the Employ-ee, to redeem a minimum of fifty percent (50%) of the Corporation stock, or any stock dividends thereof, owned by the Employee as of the Effective Date, that are owned by the employee at the date of severance. The price to be paid will be the market determined value at the close of business at the date of severance. If a public market has not been created, or is not in existence at the time of severance, then the price to be paid shall be the most recent share price obtained in any private offering of the Corporation shares of common stock. In the event Employee's employment is terminated in a Termination Other Than for Cause, the Corporation will also provide family medical insurance consistent with coverages extended to other employees until the Employee reaches the age of sixty five (65). The requirement that the Corporation purchase family medical insurance shall be excused during any period of subsequent employment where the new employer provides equal or better coverage.

4.3 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Employee's disability pursuant to Section 2.6, Employee or his estate shall not be paid any severance compensation.

Section 5. Outside Activities of Employee. Corporation acknowledges that Employee has commitments and business activities not related to the Corporation and that certain of these commitments and business affairs involve activities in the long term care industry. There shall be no restriction on Employee's ability to fulfill such commitments or engage in such business activities, provided that during the term of Employee's employment under this Agreement or for a period of six months after the termination of such employment (other than a Termination Other Than For Cause or a Termination Upon Change in Control) Employee shall not divert away from the Corporation, for officers personal benefit, or for the benefit of an organization in which officer has a material financial interest, any opportunity, arising during such period to pursue such opportunities personally unless the Board of Directors of the corporation have determined not to pursue such opportunity.

Section 6. Payment Obligations. Corporation's obligation to pay Employee the compensation and to make the arrangements provided herein shall be unconditional, and Employee shall have no obligation whatsoever to mitigate damages hereunder.
If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and the Corporations' Articles of Incorporation and Bylaws, hereby indemnifies Employee for Employee's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 7. Confidentiality. Employee agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 8. Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 9. Indemnification. In addition to any rights to indemnification to which Employee is entitled to under the Corporation's Articles of Incorporation and Bylaws, Corporation shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under Washington Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 10. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:

         9505 Williamsburg Plaza
         Louisville, Ky. 40222

addressed to the Employee at:

         14201 Willow Grove Circle
         Louisville, Ky. 40245

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

Section 11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 12. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

Section 13. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 14. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 15. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

Section 16. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

Section 17. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

Section 18. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 19. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 20. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 21. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 22. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 23. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction by the J. Bruce Miller Law Group, that the
Employee has not been represented in this transaction by the Corporation's attorneys, and the Employee has been advised that it is important for the Employee to seek separate legal advise and representation in this matter.

Date:                             In-House Rehab, Inc.
                                   a Kentucky Corporation

                                  By:/s/ David Hall
                                      David Hall, President

                                  /s/ Robert J. Babine
                                  Robert J. Babine, Individually